[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10).  Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

Exhibit 10.1

CONFIDENTIAL LITIGATION SETTLEMENT AGREEMENT AND RELEASE

This Confidential Litigation Settlement Agreement and Release (“Settlement Agreement”), signed on the 30th day of April, 2019, is between Amgen Inc. and Amgen USA Inc. (collectively “Amgen”), and Coherus BioSciences Inc. (“Coherus”) and resolves the litigation involving Amgen and Coherus pending in the Superior Court of California County of Ventura, (the “Court”) Case No. 56-2017-00493553-CU-BT-VTA (the “Action”). Amgen and Coherus may each be referred to herein individually as “Party” or collectively as “Parties.”

WHEREAS Amgen is a Delaware corporation, having a principal place of business at One Amgen Center Drive, Thousand Oaks, California 91320-1799;

WHEREAS Coherus is a Delaware corporation, having a principal place of business at 333 Twin Dolphin Drive, Suite 600, Redwood City, California 94065;

WHEREAS Amgen developed and obtained regulatory approval to sell both a filgrastim and a pegylated filgrastim product (“pegfilgrastim”) in the United States and in many other countries around the world;

WHEREAS beginning in 2002, Amgen has sold and continues to sell pegfilgrastim in the United States and many countries under the tradename Neulasta®;

WHEREAS Coherus developed and obtained regulatory approval to sell a biosimilar pegfilgrastim product, designated UDENYCA® or pegfilgrastim-cbqv, in the United States and Europe;

WHEREAS Coherus has launched its biosimilar pegfilgrastim in the United States;

US-DOCS\109211923.2

WHEREAS beginning in 2019, Coherus has sold and continues to sell its pegfilgrastim product in the United States under the trade name UDENYCA®;

WHEREAS on March 3, 2017, Amgen filed a lawsuit against Coherus and others alleging unfair competition, misappropriation of trade secrets, and tortious interference, among other claims, relating to the development, manufacture, and marketing of Coherus’ pegfilgrastim biosimilar product. On April 21, 2017, Amgen filed a First Amended Complaint and on June 1, 2017, Amgen filed a Second Amended Complaint with the same and additional causes of action against Coherus and others. Amgen alleged, among other things, that Coherus had misappropriated confidential and trade secret information from Amgen relating to particular components of Amgen’s pegfilgrastim product, certain steps in the manufacturing process to make such product, and certain information relating to Amgen’s marketing and pricing of its pegfilgrastim product. In this Action, Amgen alleged that Coherus has used and continues to use Amgen’s trade secrets and confidential business information in the manufacture and marketing of Coherus’ biosimilar pegfilgrastim all to Amgen’s detriment. Amgen sought injunctive and other relief, including damages, from Coherus as compensation for its actions;

WHEREAS Coherus denied Amgen’s allegations and raised certain defenses;

WHEREAS the Parties, having a full and fair opportunity to litigate their claims and defenses, now seek to resolve by settlement the Action and all claims and defenses raised, and those that could have been raised therein, and to avoid further litigation and expenditure of attorney fees or other resources;

NOW, THEREFORE, for good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties intending to be legally bound do hereby agree as follows:

1.	DEFINITIONS

1.1The term “Affiliate” shall mean, with respect to a Party, any entity or person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Party. For purposes of this definition, “control” means (a) ownership, directly or through one or more intermediaries, of (i) more than fifty percent (50%) of the shares of stock entitled to vote for the election of directors, in the case of a corporation, or (ii) more than fifty percent (50%) of the equity interests in the case of any other type of legal entity or status as a general partner in any partnership, or (b) any other arrangement whereby an entity or person has the right to elect a majority of the board of directors or equivalent governing body of a corporation or other entity or the right to direct the management and policies of a corporation or other entity.

1.2The term “Coherus Product” shall mean any product that includes pegfilgrastim or its equivalent, including pegfilgrastim-cbqv or UDENYCA®, that is manufactured by or for, sold, offered for sale, or distributed by or on behalf of Coherus or by a Third Party to whom Coherus transfers its interest in pegfilgrastim-cbqv or its equivalent as permitted by the provisions of this Settlement Agreement.

1.3“Calendar Quarter” means a three-month period beginning on January, April, July or October 1st.

1.4“Calendar Year” means a one-year period beginning on January 1st and ending on December 31st.

1.5“Contract Interest Rate” shall mean [***] percent ([***]%) plus the [***] day U.S. Dollar LIBOR rate effective for the date that payment was due, as published by Reuters, on the date such payment was due (or, if unavailable on such date, the first date thereafter on which such rate is available), or, if lower, the maximum rate permitted by applicable law.

1.6“Net Sales” means the actual gross retail or wholesale amounts (as the case may be) invoiced by Coherus, its Affiliates or distribution partners from the sale of the Coherus Product to Third Parties in the Territory in a given period, less allowances for the following without duplication:

a)

sales and excise taxes, value added taxes, and duties which fall due and are paid by the purchaser as a direct consequence of such sales and any other governmental charges imposed upon the importation, use or sale of such product, but only to the extent that such taxes and duties are (i) actually included and itemized in the gross amounts invoiced to and specifically paid by the purchaser over and above the usual selling price of such product, (ii) customarily included and itemized in the gross amounts invoiced to and specifically paid by the purchaser over and above the usual selling price of all comparable products in the relevant market and (iii) are not recovered or recoverable;

b)

Third Party distribution fees and trade, quantity and cash discounts, including prompt pay discounts, that are customary in the industry in the United States and that are actually allowed on such product;

c)

allowances or credits to customers on account of rejection, withdrawal, recall (only for the purchase price of such product; Coherus shall be responsible for any other costs associated with a recall), return of Coherus Product, on account of retroactive price reductions, reprocurement charges, price protection and shelf stock adjustments, slotting allowances, allowances, discounts or inventory management fees, to the extent that such allowances, credits or charges are customary in the generic pharmaceutical industry in the United States;
d)

rebates and chargebacks specifically related to such product on an accrual basis, which shall be trued up and reconciled in the ordinary course of business, including, but not limited to, those granted to government agencies (i.e. payments made under the “Medicare Part D Coverage Gap Discount Program”);

e)	freight, insurance and other transportation charges to the extent that Coherus or an Affiliate is responsible for payment of such charges;

provided, however, where any such discount (or similar adjustment to Net Sales) is based on sales of a bundled set of products in which such product is included, the discount (or similar adjustment to Net Sales) shall be allocated to such product on a pro rata basis based upon the sales value (i.e., the unit average selling price of a bundled set of products in which such product is included multiplied by the unit volume of such product within the bundled set of products) of such product relative to the sales value contributed by the other constituent products in the bundled set, with respect to such sale. Net Sales are to be ascertained from books and records maintained by or on behalf of Coherus in accordance with generally accepted accounting principles, as consistently applied by it with respect to sales of all its drug products.

1.7The “Royalty Period” shall be July 1, 2019 to July 1, 2024.

1.8The term “Third Party” shall mean any entity or person that is not a Party or an Affiliate of a Party.

1.9The term “Territory” shall include all countries in the world.

2.	JOINT REQUEST FOR DISMISSAL

2.1Within [***] business days after the date of signature of the last Party to sign this Settlement Agreement (the “Signing Date”), the Parties, through their respective counsel, will dismiss the entire Action with Prejudice. Counsel for Amgen shall lodge (and shall be authorized by this Settlement Agreement to lodge) with the Court the Joint Request Regarding Settlement and [Proposed] Order for Dismissal of Defendant Coherus Biosciences Inc. from Action (the “Joint Request and Order Re: Dismissal”), in the form attached hereto as Exhibit A.  If for any reason the Court raises an objection to the Joint Request and Order Re: Dismissal as drafted or requires that the Parties modify the Proposed Order before it will enter it as an order of the Court, the Parties agree to confer promptly and in good faith and revise that document consistent with the requirements of the Court. Coherus will cause its counsel to execute the Joint Request and Order Re: Dismissal prior to or contemporaneously with the execution of this Settlement Agreement, and Coherus hereby consents to the filing of the document with the Court by counsel for Amgen.

2.2The date on which the Joint Request and Order Re: Dismissal is entered by the Court shall be the “Effective Date” of this Settlement Agreement.

3.	OBLIGATIONS AND MUTUAL RELEASES

3.1In marketing the Coherus Product, Coherus agrees that it will not reference Amgen’s manufacturing process for pegfilgrastim or any similarity of Coherus’ manufacturing process to Amgen’s process. This provision does not preclude Coherus from discussing the attributes or characteristics of the Coherus Product or the fact that it is a biosimilar to Amgen’s Neulasta®. Coherus agrees that it will destroy any Amgen document found in the possession of a Coherus employee in the course of this Action.  In addition, if Coherus discovers any Amgen document not previously discovered, Coherus agrees to destroy or return such document to Amgen. For sake of clarity, this provision does not impose any obligation on Coherus to search for such Amgen documents.

3.2As of the Effective Date, in settlement of the disputed claims in the Action, and in consideration of the promise of payment of future royalties by Coherus, and the representations, warranties and covenants contained in this Settlement Agreement, Amgen and its subsidiaries, successors, and assigns, on behalf of themselves and their successors, administrators and attorneys, Affiliates, assigns, agents, officers, employees,  directors, representatives, and all other Persons claiming by, through and under them (the “Amgen Releasors”) hereby fully, finally and forever release, relinquish, acquit, and discharge Coherus and its respective administrators, attorneys, agents, stockholders, directors, officers, employees, representatives, insurers, predecessors, successors, assigns and customers, distributors and suppliers of the Coherus Product, (the “Coherus Releasees”) from any and all claims, demands, damages, lawsuits, liabilities, obligations, causes of action, and controversies, whether known or unknown, that Amgen could assert at common law or by any statute, rule, regulation, ordinance or law, whether federal, state or local, or on any other grounds whatsoever that arise out of the allegations, claims, or defenses made in this Action or the filing of the Action, including but not limited to, costs, expenses and attorneys’ fees arising before the Effective Date of this Settlement Agreement. For sake of clarity, this release does not extend to any breach of contract claims that Amgen may have against any Third Party.

3.3As of the Effective Date, in settlement of the disputed claims in the Action, and in consideration of the representations, warranties and covenants contained in this Settlement Agreement, Coherus and its subsidiaries, successors, and assigns, on behalf of themselves  and their successors, administrators and attorneys, Affiliates, assigns, agents, officers, employees, directors, representatives, and all other Persons claiming by, through and under them (the “Coherus Releasors”) hereby fully, finally and forever release, relinquish, acquit, and discharge Amgen and its respective administrators, attorneys, agents, stockholders, directors, officers, employees, representatives, insurers, predecessors, successors, assigns and customers, distributors and suppliers of Neulasta® (the “Amgen Releasees”) from any and all claims, demands, damages, lawsuits, liabilities, obligations, causes of action, and controversies, whether known or unknown, that Coherus could assert at common law or by any statute, rule, regulation, ordinance or law, whether federal, state or local, or on any other grounds whatsoever that arise out of the allegations, claims, or defenses made in this Action or the filing of the Action, including but not limited to, costs, expenses and attorneys’ fees arising before the Effective Date of this Settlement Agreement.  For the sake of clarity, this release does not extend to any breach of contract claims that Coherus may have against any Third Party.

3.4In connection with this Settlement Agreement, the Parties and their respective Affiliates expressly waive and relinquish all rights and benefits afforded by Section 1542 of the California Civil Code (“Section 1542”), which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN TO HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Further, the Parties and their respective Affiliates expressly waive and relinquish all rights and benefits afforded by any law in any other jurisdiction similar to Section 1542.

3.5For the avoidance of doubt, the releases in this Article 3 do not apply to the obligations and responsibilities agreed to herein or to the enforcement of compliance with this Settlement Agreement.

3.6The Amgen Releasors covenant that no Amgen Releasor will commence or cause to be commenced against any of the Coherus Releasees any action or other proceeding based upon any claim which has been released in this Article 3 and will not challenge or seek to challenge the validity or enforceability of any portion of the release contained in this Article 3.

3.7The Coherus Releasors covenant that no Coherus Releasor will commence or cause to be commenced against any of the Amgen Releasees any action or other proceeding based upon any claim which has been released in this Article 3 and will not challenge or seek to challenge the validity or enforceability of any portion of the release contained in this Article 3.

4.	ROYALTIES, REPORTS AND PAYMENTS

4.1As compensation to Amgen, Coherus shall pay a [***] percent ([***]%) royalty on Net Sales of the Coherus Product in the Territory for the Royalty Period.

4.2Beginning with the first Calendar Quarter in the Royalty Period and thereafter for each Calendar Quarter until the expiration of the Royalty Period, Coherus shall deliver a report of the sale of the Coherus Product for each Calendar Quarter to Amgen within [***] days after the end of each Calendar Quarter. Such report shall state: (i) Net Sales of each such Coherus Product by or on behalf of Coherus or its Affiliates by country or region during the applicable Calendar Quarter; and (ii) a calculation of the royalty payment due from Coherus hereunder for such Calendar Quarter.

4.3Based on the royalty report, Coherus shall pay the amount of royalty payment due within [***] days after the end of each Calendar Quarter to an account designated by Amgen.  All payments made hereunder shall be made in U.S. Dollars.  Coherus shall pay all sums due hereunder by check, wire transfer, or electronic funds transfer in immediately available funds. Amgen will promptly notify the other Party of the appropriate account information to facilitate any such payments. All amounts owing under this Settlement Agreement shall be paid in full.

4.4Coherus shall keep complete and accurate records pertaining to the underlying revenue and expenses data relating to the calculation of Net Sales for the Coherus Product in sufficient detail to permit Amgen to confirm the accuracy of all payments due hereunder. Coherus will retain their books and records pertaining to the Net Sales for the Coherus Product for each Calendar Quarter for at least [***] years from the end of such Calendar Quarter. Until [***] years after the expiration of the Royalty Period, Amgen may provide Coherus with reasonable notice of its request to have an independent public accounting firm licensed to practice in the United States audit records required to determine the Net Sales of the Coherus Product and the royalty due under this Agreement. Coherus will accommodate such an audit and use reasonable efforts to accommodate such request within [***] days of Amgen’s request; provided however, any audit under this Article 4.4 shall be conducted during normal business hours of Coherus. The audit will be at Amgen’s sole expense unless the audit shows an underpayment in the royalties due to Amgen of [***] percent ([***]%) or more in any Calendar Quarter in which case Coherus will pay for the audit. In the event that an audit reveals any underpayment in royalties due to Amgen, Coherus shall promptly, but in no event later than [***] days after receipt of written notice thereof, pay such underpayment to Amgen. Amgen’s audit rights may only be exercised [***] and any such audit shall be limited to those necessary books and records for a period no greater than [***] years prior to the quarter in which such audit takes place.  No set of books and records for any given period shall be audited more than once and cannot cover any period outside of the Royalty Period.

4.5Each Party will be responsible for its own taxes, fees, or duties payable on account of any payments made under this Settlement Agreement.

4.6Any payments or portions thereof due hereunder which are not paid when due shall bear interest at the Contract Interest Rate calculated on the number of days such payment is delinquent. The provisions of this Section shall in no way limit any other remedies available to Amgen.

5.	REPRESENTATIONS, WARRANTIES AND ASSIGNMENT

5.1Each Party represents and warrants to the other Party that: (a) it has the power and authority to enter into this Settlement Agreement and to perform its obligations hereunder, (b) its execution, delivery and performance of this Settlement Agreement have been duly authorized by all necessary corporate or other organizational actions of it and its Affiliates, and (c) that entering into this Settlement Agreement does not and will not conflict with or result in a breach of any other agreement to which it or any of its Affiliates is a party, any judgment of any court or governmental body applicable to the Party or its properties, or, to the Party’s knowledge, any statute, decree, order, rule or regulation of any court or governmental authority applicable to the Party or its properties.

5.2Upon execution and delivery of this Settlement Agreement by both Parties, this Settlement Agreement is a valid obligation binding upon such Party and enforceable in accordance with its terms.

5.3Coherus represents that it is the sole owner of the Coherus Product and holds all the rights to commercialize the Coherus Product in the Territory. Coherus agrees that it will not transfer the rights to commercialize the Coherus Product to any Third Party during the term of the Royalty Period unless, first, such Third Party provides a written acceptance of the Coherus obligations under this Settlement Agreement and agrees to be bound by the terms of this Settlement Agreement as Coherus is bound, second, provides such written acceptance to Amgen, and third, Amgen shall then have [***] business days to approve such transfer and such approval may not be unreasonably withheld. In the event of a transfer, Coherus will guarantee the payment of royalties pursuant to the terms of this Settlement Agreement.

5.4Any such purported assignment, transfer or attempt by Coherus to assign or transfer the commercialization rights to the Coherus Product without Amgen’s consent as required in 5.3 shall be void and of no effect, except that Coherus may, after providing notice pursuant to Section 5.3 to Amgen, transfer this Settlement Agreement to an Affiliate or a Third Party without prior written consent of Amgen upon the sale to such Third Party of all or substantially all Coherus’ business. Upon any permitted assignment, this Settlement Agreement, including the obligations of the Parties, shall be binding upon and shall inure to the benefit of each Party hereto, and each of its Affiliates, successors and permitted assigns, and any Third Party to which any rights are transferred.

6.	GENERAL PROVISIONS

6.1Confidentiality. The Parties shall keep the terms of this Agreement and the underlying settlement terms confidential using at least the level of care they use for their own proprietary information.  Except as (a) required by statute, ordinance or regulation, (b) required pursuant to compulsory legal process, (c) necessary for the exercise of the rights granted to the Parties under this Settlement Agreement, or (d) as expressly permitted under this Section 6.1, neither the Parties nor their Affiliates shall publicly announce or otherwise disclose to Third Parties any of the confidential terms of this Settlement Agreement without the prior written approval of the other Party, not to be unreasonably withheld or delayed. Except as otherwise provided in this Section 6.1, the Parties shall only release public announcements of the execution of this Settlement Agreement in the following form:

Amgen and Coherus have settled the trade secret action brought by Amgen against Coherus that was pending in the Superior Court of California County of Ventura. The details of the settlement are confidential but Coherus will continue to market UDENYCA and will pay a mid-single digit royalty to Amgen.

If a Party intends to disclose more details relating to this Settlement Agreement because it is required to do so in order to comply with a statute, ordinance, regulation, or compulsory legal process, including, without limitation, its reporting requirements under the Securities Exchange Act of 1934, as amended, such Party shall give the other Party at least [***] business days’ prior notice in writing of the text of the intended disclosure, unless such statute, ordinance, regulation, or compulsory legal process requires earlier disclosure, in which event the notice shall be provided as early as practicable. A Party that determines that it is required to file this Settlement Agreement with the Securities and Exchange Commission or any other governmental authority shall request confidential treatment with respect to the terms of this Settlement Agreement, shall consult in good faith with the other Party regarding such confidential treatment and shall use commercially reasonable efforts to have redacted from any publicly available version such provisions as the Parties may agree.

6.2Governing Law. This Settlement Agreement and the rights and obligations of the Parties under this Settlement Agreement shall be governed and construed in accordance with the laws of the State of California, without regard to its choice-of-law or conflicts-of-law principles that might otherwise refer construction or interpretation of this Settlement Agreement to the substantive law of another jurisdiction. Amgen and Coherus agree that venue is proper in the Superior Court of California County of Ventura.

6.3Waiver.  No waiver of a breach, failure of any condition, or any right or remedy, contained in or granted by the provisions of this Settlement Agreement shall be effective unless it is in writing and signed by the Party waiving the breach, failure, right or remedy. No waiver of any breach, failure, right or remedy shall be deemed a waiver of any other breach, failure, right or remedy, whether or not similar, nor shall any waiver constitute a continuing waiver unless the writing so specifies.

6.4Entire Agreement. This Settlement Agreement, including Exhibit A, represents the entire understanding and agreement of the Parties with regards to the matters addressed herein. No terms or conditions of this Settlement Agreement will be varied or modified by any prior or subsequent statement, conduct or act of either Party, except that the Parties may supplement, amend, or modify this Settlement Agreement by a subsequent written agreement executed by all of the Parties through their authorized representatives. Each Party and its counsel have participated fully in the review and revision of this Settlement Agreement. Any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not apply in interpreting this Settlement Agreement.

6.5Notice.  Any notice required or permitted to be given or sent under this Settlement Agreement shall be hand delivered, sent by an express delivery service that provides proof of delivery, or sent by certified or registered mail, postage prepaid, to the Parties at the addresses indicated below.

If to Amgen, to:

Jonathan Graham
Senior Vice President, General Counsel & Secretary
One Amgen Center Drive

Building 28-1E
Thousand Oaks, CA 91320

If to Coherus, to:

Thomas Fitzpatrick
Chief Legal Officer
333 Twin Dolphin Drive, Suite 600
Redwood City, CA 94065

These addresses may be changed by notice given pursuant to this Section.

6.6Counterparts.  This Settlement Agreement may be executed in any number of counterparts, and through pdf, facsimile or photocopy signatures. Each counterpart shall be deemed an original instrument, but all counterparts together shall constitute but one agreement.

6.7Headings.  The descriptive headings contained in this Agreement are for convenience of reference only and shall not in any way affect the meaning or interpretation of this Agreement.

6.8Evidence. This Agreement and all of the terms herein constitute compromises and offers to compromise covered by California Evidence Code Section 1152. Nothing in this Agreement may be used as evidence in any action or proceeding between the Parties hereto, except in connection with any action or proceeding relating to enforcement of this Agreement.

6.9No Admission of Liability.  The Parties hereby acknowledge and agree that neither the execution of this Agreement, nor the performance of any act pursuant to the Agreement, constitutes an admission of liability, express or implied, of any Party with respect to any fact or matter which may have arisen in connection with the Action. This Agreement is entered into for the purpose of resolving the disputes that have arisen between the Parties without further expenditure of attorney fees or other resources.

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IN WITNESS WHEREOF, the Parties, through their authorized officers, have executed this Settlement Agreement as of the Signing Date.

Amgen Inc. and Amgen USA Inc.

By:  /s/ STUART L. WATT
Name:  Stuart L. Watt
Title: VP Law & Intellectual Property Officer
Date:  May 1, 2019

Coherus BioSciences Inc.

By:  /s/ DENNIS M. LANFEAR
Name:  Dennis M. Lanfear
Title: Chief Executive Officer
Date:  May 1, 2019

EXHIBIT A

Proposed Order of Dismissal

Omitted pursuant to Regulation S-K, Item 601(a)(5)

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